Exhibit 10.13

BIOVENTUS LLC

MANAGEMENT INCENTIVE PLAN

DATED AS OF MAY 4, 2012

The purpose of the Bioventus LLC Management Incentive Plan (the “Plan”) is to provide eligible employees of Bioventus LLC (the “Company”) who are important to the success and growth of the business of the Company an opportunity to share in the future appreciation in value of the Company by receiving grants of Profits Interest Units in the Company. The Company believes that the Plan will encourage participants to contribute materially to the growth of the Company’s owners, thereby benefiting the Company, and will align the economic interests of the participants with those of the owners. Awards under the Plan shall consist of grants of Profits Interest Units as described in Section 5 (“Awards”). Capitalized terms that are used but not defined herein shall have the respective meanings accorded to such terms in the Amended and Restated Limited Liability Company Agreement of the Company, as amended (the “LLC Agreement”).

1.	Definitions.

(a) “Benchmark Amount” means the cumulative distributions that must be made by the Company pursuant to the LLC Agreement before a Grantee is entitled to receive any distributions in respect of such Grantee’s Profits Interest Units. The Benchmark Amount as of the initial effective date of the Plan is $231,372,549.02.

(b) “Employee” means an employee of the Company.

(c) “Grantee” means an Employee who receives an Award.

(d) “Management Distribution Cap” means 10% of the aggregate amount, if any, available for distribution pursuant to Section 10.05(a)(v) of the LLC Agreement.

(e) “Phantom Plan” means the Bioventus LLC Phantom Profits Interests Plan.

(f) “Profits Interest Unit” means a non-managing, non-voting ownership interest in the Company issued pursuant to Section 3.01(b) of the LLC Agreement. The Profits Interest Units granted pursuant to this Plan are intended to qualify as “profits interests” within the meaning of Revenue Procedure 93-27 as clarified by Revenue Procedure 2001-43.

(g) “Waterfall Distribution Event” means an event pursuant to which distributions are required to be made pursuant to Sections 10.04, 10.05 and/or 10.06 of the LLC Agreement.

2.	Administration

(a) Administration. The Plan shall be administered and interpreted by the Board of Managers (the “Administrator”) or by a committee or subcommittee, which shall be appointed by the Administrator. To the extent that a committee or subcommittee administers the Plan, references in the Plan to the “Administrator” shall be deemed to refer to the committee or the subcommittee.

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(b) Administrator Authority. The Administrator shall determine (i) the Employees to receive Awards, (ii) the size and terms of the Awards, (iii) the time when the Awards will be made, (iv) the duration of any applicable vesting period, provided that such vesting period shall not be less than four years and that the Award shall vest ratably over the vesting period, and (v) the Benchmark Amount with respect to any Award.

(c) Administrator Determinations. The Administrator shall have full power and authority to administer and interpret the Plan, to make factual determinations, and to adopt or amend such rules, regulations, agreements, and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable. All powers of the Administrator shall be executed without the approval or consent of the Grantees.

3.	Interests Subject to the Plan

(a) Awards Authorized by the LLC Agreement. The total amount of Profits Interest Units available for grants under the Plan, when combined with the total amount of Phantom Profits Interest Units (as defined in the Phantom Plan) granted under the Phantom Plan and any other form of employee, management, or other service provider equity or equity-related awards of the Company, shall not result in aggregate distributions to the holders thereof in excess of the Management Distribution Cap (such amount determined, solely for this purpose, as if there were no Phantom Profits Interest Units or Other Management Equity Awards (as defined in the LLC Agreement)) (“Excess Distributions”), unless and to the extent that S&N and the Essex Members consent in their capacity as Members to such Excess Distributions. If, and to the extent that, Profits Interest Units granted under the Plan terminate or are canceled, forfeited, exchanged, or surrendered, such Profits Interest Units shall be available again for purposes of the Plan. A Grantee shall have no balance in his or her Capital Account immediately after receipt of an Award. A Grantee shall receive allocations and distributions of the Company’s profits and losses based upon the terms of the LLC Agreement; provided, however, that upon the occurrence of a Waterfall Distribution Event, a Grantee shall receive, for each vested Profits Interest Unit, distributions pursuant to the LLC Agreement.

(b) Adjustments. If there is any change in the total amount or kind of Profits Interest Units outstanding (i) by reason of a spinoff, split of the Profits Interest Units, reclassification, combination, or exchange of such Profits Interest Units or similar event; (ii) by reason of a merger, reorganization, or consolidation; (iii) by reason of any other extraordinary or unusual event affecting the outstanding Profits Interest Units as a class without the Company’s receipt of consideration; or (iv) by reason of a change in the structure of the Company, or if the value of the outstanding Profits Interest Units are substantially reduced as a result of a spinoff, the amount or percentage of such Profits Interest Units covered by outstanding Awards, and the kind of Profits Interest Units issued under the Plan shall be appropriately adjusted by the Administrator to reflect any increase or decrease in the amount of, or change in the kind or value of, issued Profits Interest Units to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Awards. Any adjustments determined by the Administrator shall be final, binding, and conclusive.

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4.	Eligibility for Participation

All Employees who are designated by the Administrator shall be eligible to participate in the Plan.

5.	Grants of Awards

(a) Award Agreement. All Awards shall be subject to the terms and conditions of this Plan, the terms of the LLC Agreement, and the Grantee’s award instrument (the “Award Agreement”). Each Award Agreement shall contain the number of Profits Interest Units underlying the Grantee’s Award and the applicable grant date Benchmark Amount (subject to adjustment as provided in the LLC Agreement), and each Award shall vest in accordance with the terms of the Grantee’s Award Agreement.

(b) Acknowledgement by Grantee. All Awards shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Administrator shall be final and binding on the Grantee, his or her beneficiaries, and any other person having or claiming an interest under such award. Awards need not be uniform as among the Grantees.

6.	Repurchase Right and Forfeiture

(a) Termination of Employment.

(i) Except as otherwise set forth in the Award Agreement or in any written employment agreement between the Grantee and the Company in effect on the date of the Grantee’s termination of employment, upon termination of the employment of any Grantee for any reason other than for Cause (as defined below), the Company shall have a right to repurchase any vested Profits Interest Units from such Grantee at any time thereafter for an amount equal to the amount that would be allocated to such Grantee’s vested Profits Interest Units if the Company were liquidated on the date of repurchase at fair market value (as determined in good faith by the Administrator). Profits Interest Units repurchased by the Company may not be reissued.

(ii) Except as otherwise set forth in the Award Agreement or in any written employment agreement between the Grantee and the Company in effect on the date of the Grantee’s termination of employment, any and all of a Grantee’s unvested Profits Interest Units shall be forfeited upon the termination of the Grantee’s employment for any reason.

(b) Termination of Employment for Cause. Except as otherwise set forth in the Award Agreement or any written employment agreement between the Grantee and the Company in effect on the date of the Grantee’s termination of employment, any and all of a Grantee’s vested and unvested Profits Interest Units shall be forfeited upon the termination of the Grantee’s employment for Cause. For purposes of this Plan, “Cause” shall have the meaning set forth in the written employment agreement between the Grantee and the Company in effect on the date of the Grantee’s termination of employment, or if no such agreement exists, shall mean (i) conviction (including guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, violence or dishonesty; (ii) commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (iii) violation of any written and fully

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executed contract or agreement between the Grantee and the Company; (iv) gross negligence or willful misconduct; (v) continued and substantial failure to perform the Grantee’s duties to the Company; or (vi) violation of any material policies, practices or procedures of the Company.

(c) Confidentiality, Non-Compete, Non-Solicitation. Notwithstanding anything herein to the contrary, a Grantee shall forfeit any and all rights to all vested and unvested Profits Interest Units if the Grantee violates the terms of any confidentiality, non-solicitation and non-competition provisions of any agreement between the Grantee and the Company, if applicable. In the event that the Company exercises its repurchase right pursuant to Section 6(a)(i) of this Plan, the payment by the Company of the repurchase price pursuant to Section 6(a)(i) may be delayed in the Company’s sole discretion, in whole or in part, until the expiration of any post-termination non-competition and/or non-solicitation provisions of any agreement between the Grantee and the Company, if applicable.

7.	Withholding of Taxes

All Awards under the Plan shall be subject to applicable federal (including FICA), state, and local tax withholding requirements. The Company may require that the Grantee pay to the Company the amount of any federal, state, or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Awards.

8.	Nontransferability of Awards

Only the Grantee has any rights under an Award. Except as otherwise set forth in the Award Agreement, a Grantee may not transfer those rights, directly or indirectly, except by will or the laws of descent and distribution.

9.	Requirements for Issuance or Transfer of Profits Interest Units

(a) Agreement. With respect to any Profits Interest Units issued or distributed pursuant to this Plan, each Grantee shall be required to execute an agreement with the Company and/or its members, including the LLC Agreement, with such reasonable terms as the Administrator deems appropriate.

(b) Limitations on Issuance or Transfer of Profits Interest Units. No Profits Interest Units shall be issued or transferred in connection with any Award until all legal requirements applicable to the issuance or transfer of such Profits Interest Units have been complied with to the satisfaction of the Administrator. The Administrator shall have the right to condition any Award made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with any reasonable restrictions on his or her subsequent disposition of such Profits Interest Units as the Administrator shall deem necessary or advisable.

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10.	Amendment and Termination of the Plan

(a) Amendment and Termination. The Administrator may, in accordance with the LLC Agreement, amend the Plan or any Award under the Plan, or terminate the Plan, at any time; provided that no amendment or termination of the Plan or any Award shall, without the consent of a Grantee, adversely impact the rights of any Grantee under any Award granted to such Grantee under the Plan, unless necessary to meet the requirements of any applicable law or regulation. Before amending or terminating the Plan or any Award to meet the requirements of an applicable law or regulation, the Administrator will attempt to bring the Plan or Award into compliance with the applicable law or regulation without reducing the benefits or payments to a Grantee to the greatest extent possible. If amendment or termination is still necessary and adversely impacts the rights of a Grantee, the Administrator will reasonably cooperate with such Grantee to adopt replacement benefits or payments that to the greatest extent possible places the Grantee in the same or a comparable economic position as if the Plan or Award had not been amended or terminated.

(b) Governing Document. In the event of any conflict between any Award in the form attached hereto as Exhibit A and the LLC Agreement, such Award shall control. In the event of any conflict between any subsequent Award not in the form attached hereto and the LLC Agreement, the LLC Agreement shall control unless such subsequent Award has been approved by the Board and Smith & Nephew, Inc., in which case such Award shall control. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

11.	Funding of the Plan

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under this Plan. In no event shall interest be paid or accrued on any Award.

12.	Rights of Grantees

No Award shall entitle any Grantee to any (i) voting rights with respect to any action or decision taken or made (or to be taken or made) by the Company or the Board of Managers, (ii) right to appoint Managers to the Board of Managers, or (iii) appraisal or preemption rights. Nothing in this Plan shall entitle any Employee or any other person to any claim or right to receive an Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

13.	Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

14.	Effective Date of the Plan

The Plan shall be effective on May 4, 2012.

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15.	Miscellaneous

(a) Compliance with Law. The Plan and the obligations of the Company to issue or transfer Profits Interest Units in connection with Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Administrator may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation. The Administrator may also adopt rules regarding the withholding of taxes on payments to Grantees. The Administrator may, in its sole discretion, agree to limit its authority under this Section.

(b) Governing Law. The validity, construction, interpretation, and effect of the Plan and Award Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.